Exhibit 10.22

Type: Long-Term Cash Incentive Award
Participant:
Date of Grant:

SKY GROWTH HOLDINGS CORPORATION

2012 EQUITY INCENTIVE PLAN

LONG-TERM CASH INCENTIVE AWARD AGREEMENT

This Long-Term Cash Incentive Award Agreement (this “Award Agreement”) evidences the grant on the date hereof by Sky Growth Holdings Corporation (the “Company”) to the undersigned (the “Participant”), pursuant to and in accordance with the terms of the Sky Growth Holdings Corporation 2012 Equity Incentive Plan, as amended from time to time (the “Plan”). In the event of a conflict between the terms of the Award Agreement and the terms of the Plan, the terms of the Award Agreement shall govern.

1. Award. This award (the “Award”) consists of the grant to Participant by the Company of the conditional right to receive a specified dollar amount (the “Award Amount”) upon the achievement of performance conditions set forth herein.

2. Amount of Award. The Award amount shall be determined based on the cumulative receipt, determined as of a Change of Control, by the Investors of Cash Proceeds equal to a multiple of the Investors Equity Investment (the “Multiple of Money” or “MoM”) in accordance with the following schedule:

MoM	Award Amount

Less than 2.5 MoM	Participant receives $	0

2.5 MoM

3.0 MoM

3.2 MoM

3.4 MoM

3.8 MoM

4.2 MoM

4.6 MoM

More than 5.0 MoM

3. Vesting of Award. The vesting of the Award is conditioned on Participant’s continuous Employment from the date of grant through the date of a Change of Control. Each Award will be automatically forfeited, and no payment will be made with respect thereto, upon termination of Participant’s Employment for any reason prior to a Change of Control.

4. Payment. A vested Award, less all applicable withholdings, shall be paid in a lump sum as soon as practicable following a Change of Control; provided that such Award Amount will paid in all events by March 15 of the calendar year following the calendar year in which such Change of Control occurs.

5. Withholding. The Company or its Affiliates may withhold from the payment of the vested portion of Participant’s Award Amount all such taxes and other assessments, if any, as the Administrator determines to be necessary.

6. Transferability. The Award may not be transferred, pledged, hypothecated, assigned or otherwise disposed of, and any attempt to do so will result in immediate termination of the Award.

7. Section 409A. The Award is intended to be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time, as “short-term deferrals” within the meaning of Section 409A and guidance thereunder and will be construed accordingly. This Award will be amended in a timely manner to the extent necessary from time to time to give effect to this intent.

8. Effect on Employment. The grant of the Award will not give Participant any right to be retained as an employee of, or other service provider to, the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Participant at any time, or affect any right of such Participant to terminate his or her Employment at any time.

9. Competing Activity. The Administrator may cancel, rescind, terminate, withhold or otherwise limit or restrict the Award at any time if Participant is not in compliance with all applicable provisions of this Award Agreement and the Plan, or if Participant breaches any agreement with the Company or its subsidiaries with respect to non-competition or non-solicitation or materially breaches any agreement with the Company or its subsidiaries with respect to confidentiality, or, if no such agreement exists, Participant engages in Competitive Activity or Solicitation during the term of Participant’s Employment or during the 18-month period following cessation of Participant’s Employment or engages in any material unauthorized disclosure of Confidential Information during the term of Participant’s Employment or thereafter, in each case, regardless of the reason for such cessation. Notwithstanding the foregoing, if Participant is subject to a non-competition, non-solicitation or confidentiality agreement with the Company or its subsidiaries, the determination as to whether Participant has breached any obligation contained in such agreement shall be made in accordance with the terms of such agreement.

10. Acknowledgment. Participant acknowledges and represents that he or she has received a copy of the Plan and that the Award is being offered to Participant under the Plan and subject to the terms of the Plan.

11. Definitions. Except as otherwise defined herein, all capitalized terms herein shall have the same meaning as in the Plan. The following terms have the following meanings:

(a)	“Affiliates” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person (for these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Company stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement).

(b)	“Cash Proceeds” means the cumulative total of all cash actually received by the Investors in respect of the Investors Equity Investment, excluding, for the avoidance of doubt, management, consulting, monitoring, advisory or similar fees paid to Affiliates of the Investors that are contemplated by the Management Services Agreement dated September 28, 2012 or associated with the termination of such agreement.

(c)	“Change of Control” means (a) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board; (b) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, the Investors and their Affiliates own less than 25% of the shares of Common Stock; or (c) the sale of all or substantially all of the assets of the Company and its subsidiaries.

(d)	“Common Stock” means the common stock, $0.001 par value per share, of the Company.

(e)	“Competitive Activity” means, directly or indirectly, becoming employed by, engaging in business with, serving as an agent or consultant to, becoming a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any person competitive with, or otherwise performing services relating to, the business activities of the Company or its Affiliates at the time of Participant’s termination of Employment; provided that if Participant is a party to a written agreement containing a non-competition provision in favor of the Company or any subsidiary of the Company, “Competitive Activity” shall mean any action that would constitute a breach of such non-competition provision.

(f)

“Confidential Information” means all information of the Company or its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ trade secrets, but excluding information that (i) is or becomes generally available to the public other than as a result of disclosure directly or indirectly by Participant in breach of his or her obligations; (ii) is or becomes available to Participant on a non-confidential basis from a source other than Participant unless Participant knows after due inquiry that such source is prohibited from disclosing the information to Participant by a contractual, fiduciary or other legal obligation to the Company or any of its Affiliates; or (iii) is or was independently acquired or developed by Participant after the termination of his or her Employment without violating Participant’s obligations under this Agreement or any other obligation of confidentiality Participant may have to the Company or any of its Affiliates; provided that if Participant is a party to a written agreement containing a provision regarding non-disclosure of confidential information in favor of the Company or any subsidiary of the Company, “Confidential Information” shall mean the information described in such provision.

(g)	“Initial Investment” means $698,000,000.

(h)

“Investor Shares” means the shares of the Common Stock issued to the Investors, including any stock, securities or other property or interests received by the Investors in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital occurring after the date of issuance.

(i)	“Investors Equity Investment” means the cumulative total of (i) the Initial Investment and (ii) the aggregate of all other consideration paid by the Investors to acquire Investor Shares, including all related transaction expenses.

(j)	“Investors” means TPG Sky, L.P., TPG Sky Co-Invest, L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates that is or becomes a holder of shares of Common Stock.

(k)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(l)

“Solicitation” means, directly or indirectly, soliciting or hiring or assisting any other person or entity in soliciting or hiring any employee of the Company or any of its respective Affiliates to perform services for any entity (other than the Company or its respective Affiliates), or attempting to induce any such employee to leave the employ of the Company or its respective Affiliates, or interfering in any manner with any such employee’s relationship with the Company or its respective affiliates, or soliciting, hiring or engaging on behalf of himself or any other person anyone who was employed by the Company or its respective Affiliates during the six-month period preceding such hiring or engagement. Nothing herein shall preclude Participant or such other person or entity from using any public advertising of a nature not specifically directed to employees of the Company or its Affiliates to solicit or hire employees of the Company or its respective affiliates if such employees initiate contact with Participant further to such advertising without specific solicitation; provided that if Participant is a party to a written agreement containing a non-solicitation provision in favor of the Company or any subsidiary of the Company, “Solicitation” shall mean any action that would constitute a breach of such non-solicitation provision.

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Executed as of the      day of                     , 201  .

Company:	SKY GROWTH HOLDINGS CORPORATION

By:
Name:
Title:

Participant:
Name:

[Signature Page to Long-Term Cash Incentive Award Agreement]